As filed with the Securities and Exchange Commission on September 4, 2015

Registration No. 333-206498

United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM F-10

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AGNICO EAGLE MINES LIMITED
(Exact name of Registrant as specified in its charter)

Ontario, Canada (Province or other jurisdiction of incorporation or organization)	1041 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

145 King Street East, Suite 400, Toronto, Ontario, Canada M5C 2Y7
(416) 947-1212
(Address and telephone number of Registrant's principal executive offices)

Davies Ward Phillips & Vineberg LLP
900 Third Avenue, 24th Floor
New York, New York 10022
(212) 588-5500
(212) 308-0132 (fax)

(Name, address (including zip code) and telephone number
(including area code) of agent for service in the United States)

Copies to:

Sean Boyd Agnico Eagle Mines Limited 145 King Street East, Suite 400 Toronto, Ontario, Canada M5C 2Y7 (416) 947-1212	Patricia Olasker, Esq. Davies Ward Phillips & Vineberg LLP 155 Wellington Street West Toronto, Ontario, Canada M5V 3J7 (416) 863-0900

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

         It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)
B.	☒	At some future date (check the appropriate box below)

1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.	☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☒

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

 PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein, if any, have been prepared in accordance with foreign generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in the home country of the Registrant. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the registrant is incorporated or organized under the laws of the Province of Ontario, that some or all of its officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the Registrant and said persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This short form base shelf prospectus has been filed under legislation in all provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority in Canada or the United States has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of securities only in those jurisdictions where they may lawfully be offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with the securities commissions or similar regulatory authorities in each of the provinces of Canada and the United States Securities and Exchange Commission. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary, Agnico Eagle Mines Limited, 145 King Street East, Suite 400, Toronto, Ontario, Canada M5C 2Y7 (telephone (416) 947-1212), and are also available electronically at www.sedar.com and www.sec.gov.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	September 4, 2015

AGNICO EAGLE MINES LIMITED

Debt Securities
Common Shares
Warrants

US$500,000,000

Agnico Eagle Mines Limited (the "Company") may from time to time offer and issue debt securities, common shares or warrants to purchase debt securities or common shares (collectively, the "Securities"), up to a total price of US$500,000,000 during the 25-month period that this short form base shelf prospectus, including any amendments hereto, remains valid. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in one or more accompanying shelf prospectus supplements (each, a "Prospectus Supplement").

The specific variable terms of any offering of Securities will be set out in the applicable Prospectus Supplement including, where applicable: (i) in the case of common shares, the number of shares offered, the offering price and any other specific terms; (ii) in the case of debt securities, the designation of the debt securities, any limit on the aggregate principal amount of the debt securities, whether payment on the debt securities will be senior or subordinated to the Company's other liabilities and obligations, whether the debt securities will be secured by any of the Company's assets or guaranteed by any affiliate or associate of the Company, whether the debt securities will bear interest, the interest rate or method of determining the interest rate, whether any conversion or exchange rights will be attached to the debt securities, whether the Company may redeem the debt securities at its option and any other specific terms; and (iii) in the case of warrants, the designation, number and terms of debt securities or common shares purchasable on the exercise of the warrants, any procedures that will result in adjustment of these numbers, the exercise price, dates and periods of exercise and any other specific terms. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters described in this prospectus.

All shelf information permitted under applicable laws to be omitted from this prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this prospectus. Each Prospectus Supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

The Company may offer and sell the Securities, separately or together, to or through one or more underwriters or dealers, purchasing as principals for public offering and sale by them, and also may sell Securities to one or more other purchasers directly or through agents. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, if any, engaged by the Company in connection with the offering and sale of the Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Company and any discounts, commissions or any other compensation payable to underwriters, dealers or agents, and any other material terms of the plan of distribution. See "Plan of Distribution".

Each of Dr. Leanne M. Baker, J. Merfyn Roberts and Pertti Voutilainen is a director of the Company who resides outside of Canada. Tim Haldane, P.Eng., the Senior Vice-President, Operations — USA & Latin America of the Company, also resides outside of Canada. Each of Dr. Baker, Mr. Roberts, Mr. Voutilainen and Mr. Haldane has appointed the following agent for service of process:

Name of Person	Name and Address of Agent
Dr. Leanne M. Baker	Agnico Eagle Mines Limited, 145 King Street East, Suite 400, Toronto, Ontario M5C 2Y7
J. Merfyn Roberts	Agnico Eagle Mines Limited, 145 King Street East, Suite 400, Toronto, Ontario M5C 2Y7
Pertti Voutilainen	Agnico Eagle Mines Limited, 145 King Street East, Suite 400, Toronto, Ontario M5C 2Y7
Tim Haldane	Agnico Eagle Mines Limited, 145 King Street East, Suite 400, Toronto, Ontario M5C 2Y7

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process.

The outstanding common shares of the Company are listed on the New York Stock Exchange (the "NYSE") and on the Toronto Stock Exchange (the "TSX") under the symbol "AEM". The Company's head office and registered office is located at 145 King Street East, Suite 400, Toronto, Ontario, Canada M5C 2Y7.

i

ABOUT THIS PROSPECTUS

        Only the information contained or incorporated by reference in this prospectus should be relied upon. The Company has not authorized any other person to provide different information. If anyone provides different or inconsistent information, it should not be relied upon. The Securities offered hereunder may not be offered or sold in any jurisdiction where the offer or sale is not permitted. Unless otherwise indicated, the statistical, operating and financial information contained in this prospectus is presented as at September 4, 2015. It should be assumed that the information appearing in this prospectus and the documents incorporated by reference herein are accurate only as of their respective dates. The Company's business, financial condition, results of operations and prospects may have changed since those dates.

        In this prospectus, unless stated otherwise, the "Company", "we", "us" and "our" refer to Agnico Eagle Mines Limited and its consolidated subsidiaries.

        The Company publishes its consolidated financial statements in United States dollars ("US dollars"). Unless otherwise indicated, all references to "$", "US$" or "dollar" in this prospectus refer to US dollars and "C$" refers to Canadian dollars. For information purposes, the noon buying rate in Canadian dollars as reported by the Bank of Canada (the "Noon Buying Rate") on September 3, 2015 was US$1.00 = C$1.3199.

        The Company reports its financial results using International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board. The Company adopted IFRS as its basis of accounting, replacing United States generally accepted accounting principles effective July 1, 2014, with a transition date of January 1, 2013. Unless otherwise stated herein, all financial statement data used herein were prepared in accordance with IFRS.

NOTE TO INVESTORS CONCERNING ESTIMATES
OF MINERAL RESERVES AND MINERAL RESOURCES

        The mineral reserve and mineral resource estimates contained in or incorporated by reference in this prospectus have been prepared in accordance with the Canadian securities regulatory authorities' National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101"). These standards are similar to those used by the United States Securities and Exchange Commission's (the "SEC") Industry Guide No. 7 ("Guide 7"), as interpreted by Staff at the SEC. However, the definitions in NI 43-101 differ in certain respects from those under Guide 7. Accordingly, mineral reserve and mineral resource information contained or incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies. Under the requirements of the SEC, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC does not recognize measures of "mineral resource".

        The mineral reserve and mineral resource data presented in this prospectus and in documents incorporated by reference herein are estimates, and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized. The Company does not include equivalent gold ounces for byproduct metals contained in mineral reserves in its calculation of contained ounces.

Cautionary Note to Investors Concerning Estimates of Measured and Indicated Resources

        This prospectus and documents incorporated by reference herein use the terms "measured mineral resources" and "indicated mineral resources". Investors are advised that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves.

Cautionary Note to Investors Concerning Estimates of Inferred Resources

        This prospectus and documents incorporated by reference herein use the term "inferred mineral resources". Investors are advised that while this term is recognized and required by Canadian regulations, the SEC does not recognize it. "Inferred mineral resources" have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that any part or all of an inferred mineral resource exists, or is economically or legally mineable.

        For definitions of the terms used in this section, see the Company's annual information form for the year ended December 31, 2014 (the "AIF") filed with the Canadian securities regulatory authorities on the System for Electronic Document Analysis and Retrieval ("SEDAR") on March 25, 2015.

NOTE TO INVESTORS CONCERNING CERTAIN MEASURES OF PERFORMANCE

        This prospectus and the documents incorporated by reference herein present certain measures, including "total cash costs per ounce", "all-in sustaining costs per ounce" and "minesite costs per tonne", that are not recognized measures under IFRS. This data may not be comparable to data disclosed by other gold producers. A reconciliation of these measures to the most directly comparable financial information presented in the consolidated financial statements prepared in accordance with IFRS is set out (i) in respect of the data for the year ended December 31, 2014, in the Company's management's discussion and analysis for the year ended December 31, 2014 filed with the Canadian securities regulatory authorities on SEDAR on March 25, 2015, and (ii) in respect of the three months and six months ended June 30, 2015, in the Company's management's discussion and analysis for the three and six months ended June 30, 2015 filed with the Canadian securities regulatory authorities on SEDAR on August 12, 2015. The Company believes that these generally accepted industry measures are realistic indicators of operating performance and are useful in allowing year over year comparisons. However, these non-IFRS measures should be considered together with other data prepared in accordance with IFRS, and these measures, taken by themselves, are not necessarily indicative of operating costs or cash flow measures prepared in accordance with IFRS. This prospectus and the documents incorporated by reference herein also contain information as to estimated future total cash costs per ounce, all-in sustaining costs per ounce and minesite costs per tonne. The estimates of total cash costs per ounce, all-in sustaining costs per ounce and minesite costs per tonne are based upon the total cash costs per ounce, all-in sustaining costs per ounce and minesite costs per tonne that the Company expects to incur to mine gold at its projects and, consistent with the reconciliation of these actual costs referred to above, do not include production costs attributable to accretion expense and other asset retirement costs, which will vary over time as each project is developed and mined. It is therefore not practicable to reconcile these forward-looking non-IFRS financial measures to the most comparable IFRS measure.

PROSPECTUS SUMMARY

        The following information is a summary only and is to be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere in this prospectus and in the documents incorporated by reference herein. Capitalized terms used but not defined in this summary have the respective meanings ascribed thereto elsewhere in this prospectus. Unless otherwise indicated, the statistical, operating and financial information contained in this prospectus is presented as at September 4, 2015.

The Company

        The Company is an established Canadian-based international gold producer with mining operations in northwestern Quebec, northern Mexico, northern Finland and Nunavut and exploration activities in Canada, Europe, Latin America and the United States. The Company's operating history includes over four decades of continuous gold production, primarily from underground operations. Since its formation on June 1, 1972, the Company has produced approximately 11.7 million ounces of gold.

        The Company's strategy is to focus on the continued exploration, development and expansion of its properties, all of which are located in politically stable jurisdictions. The Company has spent approximately $2.7 billion on mine development since January 1, 2010. Through this development program, the Company transformed itself from a regionally focused, single mine producer to a multi-mine international gold producer with seven operating 100% owned mines, one operating 50% owned mine, and one advanced exploration project. The Company plans to pursue opportunities for growth in gold production and gold reserves through the prudent acquisition or development of exploration properties, development properties, producing properties and other mining businesses in the Americas and Europe. As at December 31, 2014, on a contained gold ounces basis, the gold reserves of the Company were 19,976,000 ounces (258,711,000 tonnes grading on average 2.40 grams of gold per tonne).

        In 2014, the Company produced 1,429,288 ounces of gold at total cash costs per ounce of $637 on a byproduct basis and at all-in sustaining costs per ounce of $954 on a byproduct basis. For 2015, the Company expects to produce approximately 1.6 million ounces of gold at a total cash costs per ounce of gold on a byproduct basis between $600 and $620 and at all-in sustaining costs per ounce between $870 and $890 on a byproduct basis. The expected decrease in total cash costs per ounce of gold produced on a byproduct basis in 2015 compared with 2014 is due primarily to increased production and changes in foreign exchange rates. During the six-month period ended June 30, 2015, the Company produced 807,888 ounces of gold at total cash costs per ounce of $595 on a byproduct basis and at all-in sustaining costs per ounce of $835 on a byproduct basis. The Company has traditionally sold all of its production at the spot price of gold due to its general policy not to sell forward its future gold production.

Recent Developments

  Recent Acquisitions

        On June 9, 2015, the Company completed its acquisition of all of the issued and outstanding common shares of Soltoro Ltd. ("Soltoro"), a Canadian-based mineral exploration company listed on the TSX Venture Exchange, pursuant to a court-approved plan of arrangement under the Canada Business Corporations Act. Under the terms of the arrangement, each shareholder of Soltoro received 0.00793 of a common share of the Company, C$0.01 in cash and one common share of a newly-formed Ontario company named Palamina Corp. valued at approximately C$0.02 per share. Through this transaction, the Company acquired more than 30,000 hectares of property in Jalisco State, Mexico, including the El Rayo silver-gold project and another exploration property that are contiguous with and to the east of the Company's existing El Barqueno project. Soltoro is now a wholly-owned subsidiary of the Company.

        On June 11, 2015, Agnico Eagle Sweden AB ("AE Sweden") acquired from Orex Minerals Inc. ("Orex") a 55% interest in Gunnarn Mining AB ("Gunnarn"), which holds the Barsele Gold Project in northern Sweden. Consideration for the acquisition was comprised of $6 million paid to Orex at closing and additional payments of $2 million due to Orex on each of the first and second anniversaries of the closing. As part of the transaction,

Orex received a 2% net smelter royalty on production from the project. At closing, AE Sweden, the Company, Orex and Gunnarn entered into a joint venture agreement governing the project under which AE Sweden committed to spend $7 million on exploration at the project prior to the third anniversary of the closing, will obtain a further 15% interest in Gunnarn on the completion of a prefeasibility study in respect of the project and is the operator of the project.

  Changes to the Board of Directors

        During the second quarter of 2015, the Company received the resignation of Mr. Bernard Kraft due to health reasons. Mr. Kraft had been a director of the Company since 1992. To fill the vacancy created by the resignation of Mr. Kraft, Mr. Jamie Sokalsky was appointed to the board of directors of the Company.

 FORWARD-LOOKING STATEMENTS

        The information contained in this prospectus has, unless otherwise specified, been prepared as of September 4, 2015 and, unless otherwise specified, the information contained in the documents incorporated by reference herein has been prepared as of the respective dates of such documents. Certain statements contained in this prospectus and in the documents incorporated by reference in this prospectus, referred to herein as "forward-looking statements", constitute "forward-looking information" under the provisions of Canadian provincial securities laws and constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, the Company's plans, objectives, expectations, estimates, beliefs, strategies and intentions and can generally be identified by the use of words such as "anticipate", "believe", "budget", "could", "estimate", "expect", "forecast", "intend", "likely", "may", "plan", "project", "schedule", "should", "target", "will", "would" or other variations of these terms or similar words. Forward-looking statements in this prospectus and the documents incorporated by reference herein include, but are not limited to, the following:

  •
  the Company's outlook for 2015 and future periods;

  •
  statements regarding future earnings, and the sensitivity of earnings to gold and other metal prices;

  •
  anticipated levels or trends for prices of gold and byproduct metals mined by the Company or for exchange rates between currencies in which capital is raised, revenue is generated or expenses are incurred by the Company;

  •
  estimates of future mineral production and sales;

  •
  estimates of future costs, including mining costs, total cash costs per ounce, all-in sustaining costs per ounce, minesite costs per tonne and other expenses;

  •
  estimates of future capital expenditures, exploration expenditures and other cash needs, and expectations as to the funding thereof;

  •
  statements regarding the projected exploration, development and exploitation of certain ore deposits, including estimates of exploration, development and production and other capital costs and estimates of the timing of such exploration, development and production or decisions with respect thereto;

  •
  estimates of mineral reserves, mineral resources and ore grades and statements regarding anticipated future exploration results;

  •
  estimates of cash flow;

  •
  estimates of mine life;

  •
  anticipated timing of events with respect to the Company's minesites, mine construction or expansion projects and exploration projects;

  •
  estimates of future costs and other liabilities for environmental remediation;

  •
  statements and information regarding anticipated trends with respect to the Company's operations;

  •
  statements regarding anticipated legislation and regulation regarding climate change and estimates of the impact on the Company; and

  •
  other anticipated trends with respect to the Company's capital resources and results of operations.

        Forward-looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by the Company as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions of the Company upon which the forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus are based, and which may prove to be incorrect, include, but are not limited to, the assumptions set out in this prospectus, as well as: that there are no significant disruptions affecting the Company's operations, whether due to labour disruptions, supply disruptions, damage to equipment, equipment failures, natural or man-made occurrences, accidents, mining or milling issues, political changes, title issues or otherwise; that permitting, development and expansion at each of the Company's mines and mine development and exploration projects proceed on a basis consistent with current expectations, and that the Company does not change its plans relating to such projects; that the exchange rates between the Canadian dollar, euro, Mexican peso and the U.S. dollar will be approximately consistent with current levels or as set out in this prospectus; that prices for gold, silver, zinc and copper will be consistent with the Company's expectations; that prices for key mining and construction supplies, including labour costs, remain consistent with the Company's current expectations; that production meets expectations; that the Company's current estimates of mineral reserves, mineral resources, mineral grades and mineral recovery are accurate; that there are no material delays in the timing for completion of development or exploration projects; and that there are no material variations in the current tax and regulatory environment that affect the Company.

        The forward-looking statements in this prospectus reflect the Company's views as at the date of this prospectus and involve known and unknown risks, uncertainties and other factors which could cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risk factors set out under "Risk Factors" in this prospectus and the AIF, as well as in the Company's other filings with the Canadian securities regulatory authorities and the SEC. Given these uncertainties, investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as otherwise required by law, the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. This prospectus and the documents incorporated by reference herein contain information regarding anticipated total cash costs per ounce, all-in sustaining costs per ounce and minesite costs per tonne in respect of the Company or at certain of the Company's projects. The Company believes that these generally accepted industry measures are realistic indicators of operating performance and are useful in allowing year over year comparisons. Investors are cautioned that this information may not be suitable for other purposes.

RISK FACTORS

        An investment in the Securities involves certain risks. Before making an investment decision, prospective purchasers should carefully consider all of the information in this prospectus and the documents incorporated by reference herein, including the relevant Prospectus Supplement, and, in particular, should evaluate the risk factors set forth under the heading "Risk Factors" in the AIF. The risks described therein are not the only ones facing the Company. Additional risks not currently known to the Company or that the Company currently deems immaterial may also impair the Company's business operations.

THE COMPANY

Overview of the Company

        The Company is an established Canadian-based international gold producer with mining operations in northwestern Quebec, northern Mexico, northern Finland and Nunavut and exploration activities in Canada, Europe, Latin America and the United States. The Company's operating history includes over four decades of continuous gold production, primarily from underground operations. Since its formation on June 1, 1972, the Company has produced approximately 11.7 million ounces of gold.

        The Company's strategy is to focus on the continued exploration, development and expansion of its properties, all of which are located in politically stable jurisdictions. The Company has spent approximately $2.7 billion on mine development since January 1, 2010. Through this development program, the Company transformed itself from a regionally focused, single mine producer to a multi-mine international gold producer with seven operating 100% owned mines, one operating 50% owned mine, and one advanced exploration project. The Company plans to pursue opportunities for growth in gold production and gold reserves through the prudent acquisition or development of exploration properties, development properties, producing properties and other mining businesses in the Americas and Europe. As at December 31, 2014, on a contained gold ounces basis, the gold reserves of the Company were 19,976,000 ounces (258,711,000 tonnes grading on average 2.40 grams of gold per tonne).

        In 2014, the Company produced 1,429,288 ounces of gold at total cash costs per ounce of $637 on a byproduct basis and at all-in sustaining costs per ounce of $954 on a byproduct basis. For 2015, the Company expects to produce approximately 1.6 million ounces of gold at a total cash costs per ounce of gold on a byproduct basis between $600 and $620 and at all-in sustaining costs per ounce between $870 and $890 on a byproduct basis. The expected decrease in total cash costs per ounce of gold produced on a byproduct basis in 2015 compared with 2014 is due primarily to increased production and changes in foreign exchange rates. During the six-month period ended June 30, 2015, the Company produced 807,888 ounces of gold at total cash costs per ounce of $595 on a byproduct basis and at all-in sustaining costs per ounce of $835 on a byproduct basis. The Company has traditionally sold all of its production at the spot price of gold due to its general policy not to sell forward its future gold production.

        The Company operates through three business units: Northern Business, Southern Business and Exploration.

        The Company's Northern Business is comprised of the Company's operations in Canada and Finland. The Company's Canadian properties include the LaRonde mine, the Lapa mine and the Goldex mine in the Province of Quebec, and the Meadowbank mine and the Meliadine and Amaruq projects in the Nunavut Territory, each of which is held directly by the Company, and the Canadian Malartic mine in the Province of Quebec, which is held through a general partnership in which the Company and Yamana Gold Inc. ("Yamana") each own an indirect 50% interest. The Company's operations in Finland are conducted through its indirect subsidiary, Agnico Eagle Finland Oy, which owns the Kittila mine. In 2014, the Northern Business accounted for approximately 79% of the Company's gold production. In 2015, the Company anticipates that the Northern Business will account for approximately 80% of the Company's gold production.

        The Company's Southern Business is comprised of the Company's operations in Mexico. The Company's mining at Pinos Altos is conducted through its subsidiary, Agnico Eagle Mexico S.A. de C.V., which owns the Pinos Altos mine, including the Creston Mascota deposit. The La India mine is owned by the Company's indirect subsidiary, Agnico Sonora, S.A. de C.V. The El Barqueno project is owned by the Company's indirect subsidiary, Minas Chaparral, S.A. de C.V. In 2014, the Southern Business accounted for approximately 21% of the Company's gold production. In 2015, the Company anticipates that the Southern Business will account for approximately 20% of the Company's gold production.

        The Company's Exploration group focuses primarily on the identification of new mineral reserves and resources and new development opportunities in politically stable and proven gold producing regions. Current exploration activities are concentrated in Canada, Europe, Latin America and the United States. Several projects were evaluated during 2014 and 2015 in other countries where the Company believes the potential for gold occurrences is excellent and which the Company believes to be politically stable and supportive of the mining industry. The Company currently manages 72 properties in Canada, five properties in the United States, three groups of properties in Finland, two properties in Sweden and 18 properties in Mexico. Exploration activities are managed from offices in Val d'Or, Quebec; Reno, Nevada; Tucson, Arizona; Chihuahua and Hermosillo, Mexico; Kittila, Finland; and Vancouver, British Columbia.

        The Company's executive and registered office is located at 145 King Street East, Suite 400, Toronto, Ontario, Canada M5C 2Y7; telephone: (416) 947-1212; website: http://www.agnicoeagle.com. The information contained on the website is not part of this prospectus.

Proven and Probable Mineral Reserves

        Historically, mineral reserves and mineral resources for all properties were typically estimated using historic three-year average metals prices and foreign exchange rates in accordance with SEC guidelines. These guidelines require the use of prices that reflect current economic conditions at the time of reserve determination, which the Staff of the SEC has interpreted to mean historic three-year average prices. Given the commodity price environment, the Company decided to use price assumptions below the three-year averages for its 2013 and 2014 mineral reserve and mineral resource estimates. The assumptions used for the Company's 2014 mineral reserves and mineral resources estimate at all mines and advanced projects reported by the Company in this prospectus (other than the Canadian Malartic mine) were $1,150 per ounce gold, $18 per ounce silver, $1.00 per pound zinc, $3.00 per pound copper and exchange rates of C$1.08 per $1.00, 13.00 Mexican pesos per $1.00 and $1.30 per €1.00. The assumptions used at the Canadian Malartic mine were $1,300 per ounce gold, a cut-off grade between 0.28 g/t and 0.35 g/t gold (depending on the deposit) and an exchange rate of C$1.10 per $1.00. For information regarding the estimation of the Company's mineral reserves and mineral resources, see "Operations and Production — Mineral Reserves and Mineral Resources" in the AIF and "Note to Investors Concerning Estimates of Mineral Reserves and Mineral Resources" in this prospectus.

        Set out below are the Company's mineral reserve estimates as of December 31, 2014, calculated in accordance with NI 43-101 (tonnages and contained gold quantities are rounded to the nearest thousand).

Property	Tonnes	Gold Grade (g/t)	Contained Gold (oz)
Proven Reserves
Northern Business
LaRonde mine (underground)	4,460,000	3.76	538,000
Canadian Malartic mine (open pit) (50%)	24,969,000	0.92	736,000
Lapa mine (underground)	832,000	5.87	157,000
Goldex mine (underground)	203,000	1.70	11,000
Kittila mine (open pit)	207,000	3.53	23,000
Kittila mine (underground)	714,000	4.67	107,000
Kittila mine total proven	921,000	4.41	131,000
Meadowbank mine (open pit)	1,090,000	1.50	53,000
Meliadine project (open pit)	34,000	7.31	8,000
Southern Business
Pinos Altos mine (open pit)	48,000	1.93	3,000
Pinos Altos mine (underground)	2,394,000	3.30	254,000
Pinos Altos mine total proven	2,441,000	3.27	257,000
Creston Mascota deposit at Pinos Altos (open pit)	187,000	0.76	5,000
La India mine (open pit)	99,000	0.53	2,000

Total Proven Reserves	35,236,000	1.67	1,897,000

Property	Tonnes	Gold Grade (g/t)	Contained Gold (oz)
Probable Reserves
Northern Business
LaRonde mine (underground)	16,072,000	5.60	2,893,000
Canadian Malartic mine (open pit) (50%)	101,978,000	1.10	3,593,000
Lapa mine (underground)	74,000	5.50	13,000
Goldex mine (underground)	6,893,000	1.49	329,000
Kittila mine (open pit)	139,000	3.46	15,000
Kittila mine (underground)	27,475,000	4.96	4,378,000
Kittila mine total probable	27,614,000	4.95	4,393,000
Meadowbank mine (open pit)	10,705,000	3.24	1,116,000
Meliadine project (open pit)	3,862,000	5.13	638,000
Meliadine project (underground)	10,048,000	8.33	2,690,000
Meliadine project total probable	13,910,000	7.44	3,327,000
Southern Business
Pinos Altos mine (open pit)	3,840,000	3.02	373,000
Pinos Altos mine (underground)	11,948,000	2.95	1,132,000
Pinos Altos mine total probable	15,788,000	2.97	1,506,000
Creston Mascota deposit at Pinos Altos (open pit)	5,657,000	1.27	231,000
La India mine (open pit)	24,783,000	0.85	677,000

Total Probable Reserves	223,475,000	2.52	18,080,000

North Total Proven and Probable Reserves	209,756,000	2.57	17,299,000

South Total Proven and Probable Reserves	48,955,000	1.70	2,678,000

Total Proven and Probable Reserves	258,711,000	2.40	19,976,000

Note: Complete information on the verification procedures, quality assurance program, quality control procedures, parameters and methods and other factors that may materially affect scientific and technical information presented in this prospectus and definitions of certain terms used herein may be found in: the AIF under the captions "Operations and Production — Mineral Reserves and Mineral Resources" and "Glossary of Selected Mining Terms"; the 2005 LaRonde Mineral Resource & Mineral Reserve Estimate filed with Canadian securities regulatory authorities on SEDAR on March 23, 2005; the Technical Report on the Lapa Gold Project, Cadillac Township, Quebec, Canada filed with Canadian securities regulatory authorities on SEDAR on June 8, 2006; the Technical Report on Production of the M and E Zones at Goldex Mine dated October 14, 2012 filed with the Canadian securities regulatory authorities on SEDAR on November 1, 2012; the Technical Report on the Mineral Resource and Mineral Reserve Estimates for the Canadian Malartic Property dated June 16, 2014, filed with Canadian securities regulatory authorities on SEDAR on August 13, 2014; the Technical Report on the December 31, 2009, Mineral Resource and Mineral Reserve Estimate and the Suuri Extension Project, Kittila Mine, Finland, filed with the Canadian securities regulatory authorities on SEDAR on March 4, 2010; the Technical Report on the Mineral Resources and Mineral Reserves at Meadowbank Gold Mine, Nunavut, Canada as at December 31, 2011 filed with Canadian securities regulatory authorities on SEDAR on March 23, 2012; the Updated Technical Report on the Meliadine Gold Project, Nunavut, Canada dated February 11, 2015, filed with Canadian securities regulatory authorities on March 12, 2015; the Pinos Altos Gold-Silver Mining Project, Chihuahua State, Mexico, Technical Report on the Mineral Resources and Reserves as of December 31, 2008 filed with the Canadian securities regulatory authorities on SEDAR on March 25, 2009; and the Technical Report on the June 30, 2012 Update of the Mineral Resources and Mineral Reserves, La India Gold Project, Municipality of Sahuaripa, Sonora, Mexico, dated August 31, 2012, filed with the Canadian securities regulatory authorities on SEDAR on October 12, 2012.

        In the mineral reserve table above, the total contained gold ounces stated do not include equivalent gold ounces for byproduct metals contained in the mineral reserve. The Canadian Malartic mineral reserve amounts reflect the Company's 50% interest in the property. For all mineral reserves in the table above, the reported metal grades in the estimates reflect dilution after mining recovery. The mineral reserve and mineral resource figures presented in this prospectus and in the documents incorporated by reference herein are estimates, and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized.

 CONSOLIDATED CAPITALIZATION

        There have been no material changes in the Company's share and loan capital, on a consolidated basis, since June 30, 2015, the date of the Company's most recently filed financial statements.

USE OF PROCEEDS

        Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including to fund potential future acquisitions and capital expenditures. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities.

        All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Company's general funds, unless otherwise stated in the applicable Prospectus Supplement.

PRIOR SALES

        Since September 1, 2014, the Company has issued common shares, or securities convertible into common shares, as follows:

Month of Issuance	Number of Securities Issued	Issue/Exercise Price (C$)		Reason for Issuance
September 2014	5,000 15,000 123,904 5,856 65,987 28 137	US$ US$ US$	28.03 37.05 33.22 29.84 33.96 35.75 39.27

Exercise of Options
Exercise of Options
Issue under the Employee Share Purchase Plan
Issue under the Employee Share Purchase Plan
Issue under the Dividend Reinvestment Plan
Issue under the Dividend Reinvestment Plan
Issue under the Dividend Reinvestment Plan

October 2014	Nil		N/A	N/A
November 2014	4,853,875		28.64	Acquisition of Cayden Resources Inc.
December 2014	142,476 7,443 97,612 20 501	US$ US$ US$	27.91 24.26 24.10 25.37 28.76

Issue under the Employee Share Purchase Plan
Issue under the Employee Share Purchase Plan
Issue under the Dividend Reinvestment Plan
Issue under the Dividend Reinvestment Plan
Issue under the Dividend Reinvestment Plan

January 2015	116,325 21,000 43,918 3,018,080		28.03 37.05 28.92 28.92	Exercise of Options Exercise of Options Exercise of Options Exercise of Options
February 2015	47,850 9,000 23,830 30,000		28.03 37.05 28.92 40.66	Exercise of Options Exercise of Options Exercise of Options Exercise of Options

Month of Issuance	Number of Securities Issued	Issue/Exercise Price (C$)		Reason for Issuance
March 2015	26,750 30,500 19,430 118,495 6,296 84,817 16 392 459,197	US$ US$ US$	28.03 37.05 28.92 36.65 29.15 28.85 30.37 38.15 36.79

Exercise of Options
Exercise of Options
Exercise of Options
Issue under the Employee Share Purchase Plan
Issue under the Employee Share Purchase Plan
Issue under the Dividend Reinvestment Plan
Issue under the Dividend Reinvestment Plan
Issue under the Dividend Reinvestment Plan
Joint acquisition of Malartic CHL property

April 2015	1,000 800		28.03 28.92	Exercise of Options Exercise of Options
May 2015	114,150 34,500 28,980 2,500 20,000		28.03 37.05 28.92 35.27 38.15	Exercise of Options Exercise of Options Exercise of Options Exercise of Options Exercise of Options
June 2015	9,000 200 122,936 7,016 84,477 15 790 770,429	US$ US$ US$	28.03 28.92 36.41 29.40 30.37 31.97 39.38 38.93

Exercise of Options
Exercise of Options
Issue under the Employee Share Purchase Plan
Issue under the Employee Share Purchase Plan
Issue under the Dividend Reinvestment Plan
Issue under the Dividend Reinvestment Plan
Issue under the Dividend Reinvestment Plan
Acquisition of Soltoro Ltd.

July 2015	Nil		N/A	N/A
August 2015	9,500		28.03	Exercise of Options
September 2015 (to September 3, 2015)	Nil		N/A	N/A

 TRADING PRICE AND VOLUME OF COMMON SHARES

        The Company's common shares are listed and traded in Canada on the TSX and in the United States on the NYSE.

        The following table sets forth the high and low sale prices and the average daily trading volume for the Company's common shares on the TSX since September 1, 2014.

Month	High (C$)	Low (C$)	Average Daily Volume
September 2014	40.79	32.31	1,135,069
October 2014	37.48	25.05	1,061,492
November 2014	31.07	25.16	1,252,407
December 2014	30.21	25.24	1,186,820
January 2015	43.33	28.32	1,375,020
February 2015	43.70	37.70	882,847
March 2015	41.07	34.30	783,142
April 2015	38.98	35.40	843,464
May 2015	41.69	36.36	905,772
June 2015	40.95	35.08	727,489
July 2015	38.07	27.86	920,818
August 2015	36.54	27.63	1,146,806
September 2015 (to September 3, 2015)	33.02	30.03	1,205,986

Source: TMX Datalinx

        The following table sets forth the high and low sale prices and the average daily trading volume for the Company's common shares on the NYSE since September 1, 2014.

Month	High ($)	Low ($)	Average Daily Volume
September 2014	37.38	28.84	2,423,794
October 2014	33.25	22.20	2,943,581
November 2014	27.67	22.08	3,554,548
December 2014	26.33	21.65	2,756,182
January 2015	34.36	24.19	3,678,679
February 2015	34.78	29.95	2,560,368
March 2015	33.00	26.90	2,213,522
April 2015	32.24	28.18	2,106,896
May 2015	34.89	30.08	2,054,470
June 2015	32.82	28.15	1,621,640
July 2015	30.10	21.40	2,785,944
August 2015	27.91	21.00	3,970,114
September 2015 (to September 3, 2015)	25.07	22.77	4,544,707

Source: Bloomberg

        On September 3, 2015 the closing price of the common shares was C$30.06 on the TSX and $22.79 on the NYSE. The registrar and transfer agent for the common shares is Computershare Trust Company of Canada, Toronto, Ontario.

 EARNINGS COVERAGE

        In accordance with the requirements of the Canadian securities regulatory authorities, the following consolidated earnings coverage ratios have been calculated for the 12-month periods ended June 30, 2015 and December 31, 2014 and give effect to the issuance of all long-term debt of the Company and repayment or redemption thereof since those dates. The earnings coverage ratios set forth below do not purport to be indicative of earnings coverage ratios for any future periods. The earnings coverage ratios and interest requirements do not give effect to the issuance of any debt securities that may be issued pursuant to this prospectus and any Prospectus Supplement, since the aggregate principal amounts and the terms of such debt securities are not currently known. The information presented herein for the 12-month period ended June 30, 2015 is based on unaudited financial information.

	12 Months Ended June 30, 2015	12 Months Ended December 31, 2014
Interest requirements(1)	$59,369	$56,913
Earnings before interest expense and taxes(1)	$173,308	$262,531
Earnings coverage	2.92	4.61

(1)
In thousands of U.S. dollars.

        If the Company offers any debt securities having a term to maturity in excess of one year under this prospectus and a Prospectus Supplement, the Prospectus Supplement will include earnings coverage ratios giving effect to the issuance of such securities.

DESCRIPTION OF SHARE CAPITAL

        The authorized capital of the Company consists of an unlimited number of common shares, of which 217,424,509 were issued and outstanding as of the close of business on September 3, 2015. All outstanding common shares of the Company are fully paid and non-assessable. The holders of the common shares are entitled to one vote per share at meetings of shareholders and to receive on a pro rata basis dividends if, as and when declared by the directors of the Company. In the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment of all outstanding debts, the remaining assets of the Company available for distribution would be distributed rateably to the holders of the common shares. Holders of the common shares of the Company have no pre-emptive, redemption, exchange or conversion rights. The Company may not create any class or series of shares or make any modification to the provisions attaching to the Company's common shares without the affirmative vote of two-thirds of the votes cast by the holders of the common shares.

DIVIDENDS

        The Company's current policy is to pay quarterly dividends on its common shares. On March 16, 2015 and June 15, 2015, the Company paid a quarterly cash dividend of $0.08 per common share. Although the Company expects to continue paying a cash dividend, future dividends will be at the discretion of the board of directors of the Company and will be subject to factors such as the Company's earnings, financial condition and capital requirements. The Company's unsecured revolving bank credit facility contains a covenant that restricts the Company's ability to declare or pay dividends if certain events of default under such bank credit facility have occurred and are continuing.

DESCRIPTION OF DEBT SECURITIES

General

        The Company may issue debt securities in one or more series under an indenture that it will enter into with one or more trustees that will be described in the Prospectus Supplement for such debt securities. The following summary describes certain general terms of the debt securities and certain provisions of the indenture, although it does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Prospectus Supplement relating to such debt securities and all of the provisions of the indenture. The terms of debt securities the Company offers may differ from the general information provided below. Prospective investors should rely only on information in the Prospectus Supplement if it is different from the following information.

        The Company may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this prospectus.

        References to the "Company" in this description of debt securities mean Agnico Eagle Mines Limited but not any of its subsidiaries.

        The indenture will not limit the amount of debt securities the Company can issue under the indenture and will not limit the amount of other indebtedness the Company may incur. The Company may issue debt securities from time to time in separate series.

        The Prospectus Supplement for any series of debt securities the Company offers will describe the specific terms of such debt securities, which may include any of the following:

  •
  the designation of the debt securities;

  •
  any limit on the aggregate principal amount that may be issued in respect of the debt securities;

  •
  the percentage of the principal amount at which the debt securities will be issued;

  •
  the maturity date of the debt securities;

  •
  the ranking of the debt securities and whether payment on the debt securities will be senior or subordinated to its other liabilities and obligations;

  •
  the dates on which the Company may issue the debt securities and the date or dates on which the Company will pay the principal and any premium on the debt securities and the portion (if less than the principal amount) of debt securities to be payable on a declaration of acceleration of maturity;

  •
  whether the debt securities will bear interest, the interest rate or the method of determining the interest rate, the date from which interest will accrue, the dates interest will be payable and the record dates for interest payments or the method for determining such dates;

  •
  the place or places the Company will pay interest and the place or places where debt securities can be presented for registration of transfer or exchange;

  •
  whether and under what circumstances the Company will be required to pay any additional amounts for withholding or deduction for Canadian taxes with respect to the debt securities;

  •
  whether the Company has the option of redeeming or repurchasing the debt securities and the price applicable to any such redemption;

  •
  whether the Company will be obligated to redeem or repurchase the debt securities pursuant to any mandatory sinking fund or other provisions, or at the option of a holder;

  •
  the denominations in which the Company will issue the debt securities;

  •
  the currency or currencies in which the debt securities are being sold and in which the principal of, and interest, premium or other amounts, if any, on, such debt securities will be payable and whether payments will be payable with reference to any index or formula;

  •
  whether the Company will issue the debt securities as global securities and, if so, the identity of the depositary for the global securities;

  •
  whether the Company will issue the debt securities as bearer securities or only in registered form;

  •
  changes or additions to events of default;

  •
  changes or additions to the provisions for defeasance described under "Defeasance" below;

  •
  special rights held by the holders of the debt securities if specified events occur;

  •
  restrictions on the transfer or exchange of the debt securities;

  •
  the terms for any conversion or exchange of the debt securities for any securities of the Company;

  •
  provisions permitting or restricting the issuance of additional securities, the incurring of additional indebtedness and other material negative covenants;

  •
  provisions as to modification, amendment or variation of any rights or terms attaching to the debt securities; and

  •
  any other terms of the debt securities.

        Unless stated otherwise in the applicable Prospectus Supplement, no holder will have the right to require the Company to repurchase the debt securities and there will be no increase in the interest rate if the Company becomes involved in a highly leveraged transaction or there is a change of control of the Company.

        The Company may issue debt securities bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and offer and sell these securities at a discount below their stated principal amount. The Company may also sell any of the debt securities for a foreign currency or currency unit, and payments on the debt securities may be payable in a foreign currency or currency unit. In any of these cases, the Company will describe in the applicable Prospectus Supplement, any Canadian and United States federal income tax consequences and other special considerations.

        The Company may issue debt securities with terms different from those of debt securities previously issued and, without the consent of the holders thereof, the Company may reopen a previous issue of a series of debt securities and issue additional debt securities of such series (unless the reopening was restricted when such series was created).

        Unless stated otherwise in the applicable Prospectus Supplement, the Company will issue debt securities only in fully registered form without coupons, in denominations of $1,000 and multiples of $1,000. In addition, all or a portion of the debt securities of any series may be issued in permanent registered global form which will be exchangeable for definitive debt securities only under certain conditions. The applicable Prospectus Supplement may indicate the denominations to be issued, the procedures for payment of interest and principal and other matters. No service charge will be made for any registration of transfer or exchange of the debt securities, but the Company may, in certain instances, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these transactions.

Ranking

        The debt securities will be direct unsecured obligations of the Company. The debt securities will be senior or subordinated indebtedness of the Company as described in the applicable Prospectus Supplement. If the debt securities are senior indebtedness, they will rank equally and rateably with all other unsecured indebtedness of the Company from time to time issued and outstanding which is not subordinated. If the debt securities are subordinated indebtedness, they will be subordinated to senior indebtedness of the Company as described in the applicable Prospectus Supplement, and they will rank equally and rateably with other subordinated indebtedness of the Company from time to time issued and outstanding as described in the applicable Prospectus Supplement. The Company reserves the right to specify in a Prospectus Supplement whether a particular series of subordinated debt securities is subordinated to any other series of subordinated debt securities.

Payment and Transfer

        Unless stated otherwise in the applicable Prospectus Supplement, the Company will make payments of principal of (and premium, if any, on) debt securities of a particular series in the designated currency against surrender of the debt securities at the office of the paying agent the Company designates from time to time. Unless stated otherwise in the applicable Prospectus Supplement, the Company will make payment of any installment of interest on debt securities to the persons in whose names the debt securities are registered on the close of business on the day or days specified by the Company. Unless otherwise indicated in the applicable Prospectus Supplement, payments of interest will be made, at the Company's option:

  •
  at the corporate trust office of the paying agent that the Company designates from time to time;

  •
  by electronic funds transfer to an account that the holder designates from time to time; or

  •
  by cheque in the designated currency mailed to each holder at the relevant holder's registered address.

        Unless stated otherwise in the applicable Prospectus Supplement, holders may transfer or exchange fully registered debt securities at the corporate trust office of the trustee or at any other office or agency the Company maintains, or causes to be maintained, for these purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

        The Company may issue debt securities of a series in the form of one or more global securities which will be deposited with a depositary, or its nominee, identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will also describe the exchange, registration and transfer rights relating to any global security.

Merger, Amalgamation or Consolidation

        The indenture will generally permit the Company to amalgamate or consolidate with or merge into any other person, and to transfer or dispose of substantially all of its assets, so long as (a) the resulting person (i) is the Company or (ii) is a Canadian or U.S. entity and assumes the Company's obligations regarding the debt securities and under the indenture, and (b) immediately after giving effect to the transaction, no default or event of default under the indenture shall have occurred and be continuing.

        If the resulting person assumes the Company's obligations, subject to certain exceptions, the Company will be relieved of those obligations.

Events of Default

        When the Company uses the term "event of default" in the indenture, it will mean, in respect of a series of debt securities:

  •
  the Company fails to pay principal or any premium on any debt security of that series when it is due;

  •
  the Company fails to pay interest on any debt security of that series for 30 days after the date when it is due;

  •
  the Company fails to comply with any of its other agreements relating to the debt securities or the indenture for 60 days after written notice by the trustee or by holders of at least 25% of the aggregate principal amount of the debt securities of that series then outstanding;

  •
  certain events involving its bankruptcy, insolvency or reorganization; and

  •
  any other event of default provided for with respect to that series of debt securities.

        The Prospectus Supplement for a series of debt securities may include additional events of default or changes to the events of default described above. The trustee will give notice within a reasonable time (not exceeding 30 days) to the holders of debt securities of any default unless it determines in good faith the withholding of such notice is in the best interests of the holders, collectively, and so advises the Company in writing.

        A default under one series of debt securities will not necessarily be a default under another series.

        If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of that series may require the Company to repay immediately:

  •
  the aggregate unpaid principal amount of the debt securities of the series; or

  •
  if the debt securities are discounted securities, that portion of the principal as is described in the applicable Prospectus Supplement.

        If an event of default relates to events involving the Company's or a material subsidiary's bankruptcy, insolvency or reorganization, the aggregate unpaid principal amount of all debt securities will become immediately due and payable without any action by the trustee or any holder. In either case, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of the affected series can rescind the accelerated payment requirement.

        Other than its duties in case of a default, the trustee will not be obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred on the trustee, for any series of debt securities.

        The Company will be required to furnish to the trustee a statement annually as to its compliance with all conditions and covenants under the indenture and, if the Company is not in compliance, it must specify any defaults.

Defeasance

        When the Company uses the term "defeasance", it means that the Company is deemed to have paid and discharged the entire indebtedness represented by all debt securities of a particular series then outstanding and to have satisfied all its other obligations with respect to such series. If the Company deposits with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a series, then at its option:

  •
  the Company will be discharged from its obligations with respect to the debt securities of that series; or

  •
  the Company will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to the Company.

        If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of the debt securities and the replacement of lost, stolen or mutilated debt securities. These holders may look only to the deposited fund for payment on their debt securities.

        Unless stated otherwise in the applicable Prospectus Supplement, in order to exercise its defeasance option, the Company will be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Canadian federal or Canadian provincial (and any other jurisdiction specified for this purpose in the Prospectus Supplement) income tax purposes. The Company also will be required to deliver a certificate of an officer of the Company and an opinion of counsel, each stating that all of the conditions precedent provided for relating to defeasance have been satisfied. In addition, other conditions will be required to be met before the Company may exercise its defeasance option.

Modification and Waiver

        The Company may modify the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. However, without the consent of each holder affected, no modification may:

  •
  reduce the percentage of the unpaid principal amount of any series whose holders must consent to any amendment or waiver under the indenture or which may otherwise require notice, information or action or effect any action, or modify the provisions in the indenture relating to amendment or waiver;

  •
  reduce the amount of, or change the currency of payment of, or delay the time of, any payments (whether of principal, premium, interest or otherwise) to be made to the holders of debt securities of any series;

  •
  change the definition of or the manner of calculating amounts (including any change in the applicable rate or rates of interest) to which any holder of debt securities of any series is entitled under the indenture;

  •
  make any change that adversely affects the redemption, conversion or exchange rights of holders of debt securities of any series;

  •
  make any change that would result in the issuer being required to make any deduction or withholding from payments to be made to holders of debt securities of any series; or

  •
  impair the right of holders to institute a suit to enforce their rights to payment.

        The holders of a majority in principal amount of outstanding debt securities of any series may on behalf of the holders of all outstanding debt securities of that series waive, only insofar as that series is concerned, any prospective or existing defaults under the indenture and the Company's compliance with certain restrictive provisions of the indenture. However, these holders may not waive a default in any payment on any debt security or compliance with a provision that cannot be modified without the consent of each holder affected.

        Unless stated otherwise in the applicable Prospectus Supplement, the Company may modify the indenture without the consent of the holders to:

  •
  cure any ambiguity, defect or inconsistency, provided, however, that the amendment to cure any ambiguity, defect or inconsistency does not adversely affect the rights of any holder;

  •
  provide for the assumption by a successor of the Company's obligations under the indenture;

  •
  give effect to certain directions of the holders;

  •
  provide for uncertificated debt securities in addition to or in place of certificated debt securities, as long as those uncertificated debt securities are in registered form for United States federal income tax purposes;

  •
  make any change to maintain the qualification of the indenture under the United States Trust Indenture Act of 1939, as amended, or to comply with applicable laws;

  •
  change or eliminate any provisions of the indenture provided that there are no debt securities outstanding under the indenture at the time when such change or elimination takes effect;

  •
  add to the Company's covenants or the Company's obligations under the indenture or surrender any right, power or option conferred upon the Company by the indenture; or

  •
  make any other change that would not adversely affect the rights of holders.

The Trustee

        The trustee under the indenture or its affiliates may provide banking and other services to the Company in the ordinary course of its business.

        The indenture will contain certain limitations on the rights of the trustee, as long as it or any of its affiliates remain the Company's creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with the Company. If a material conflict of interest arises with respect to the trustee, the trustee shall, within 90 days of ascertaining that the conflict exists, either eliminate the conflict or resign.

Governing Law

        Unless stated otherwise in the applicable Prospectus Supplement, the indenture and the debt securities will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in such Province.

DESCRIPTION OF WARRANTS

        The Company may issue warrants to purchase debt securities or common shares of the Company. The Company may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Unless the Prospectus Supplement otherwise indicates, warrants will be issued under, and governed by the terms of, one or more indentures that the Company will enter into with a warrant trustee or trustees that will be named in the Prospectus Supplement.

        The following sets forth certain general terms and provisions of the warrants offered under this prospectus. The specific terms of the warrants, and the extent to which the general terms described in this section apply to these warrants, will be set out in the applicable Prospectus Supplement.

        The Prospectus Supplement relating to any warrants the Company offers will describe the warrants and include specific terms relating to the offering. The Prospectus Supplement will include some or all of the following:

  •
  the designation and aggregate number of warrants offered;

  •
  the currency or currencies in which the warrants will be offered;

  •
  the designation, number and terms of the common shares or debt securities purchasable on exercise of the warrants, and procedures that will result in the adjustment of those numbers;

  •
  the exercise price of the warrants;

  •
  the dates or periods on, after or during which the warrants are exercisable;

  •
  the designation and terms of any securities with which the warrants are issued;

  •
  if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

  •
  any minimum or maximum amount of warrants that may be exercised at any one time;

  •
  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants;

  •
  whether the warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

  •
  provisions as to modification, amendment or variation of the warrant indenture or any rights or terms attaching to the warrants;

  •
  material Canadian and United States tax consequences of owning the warrants; and

  •
  any other material terms, preferences, rights or limitations of, or restrictions on, the warrants.

        Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities for which the warrants are exercisable.

        The Company may amend the warrant indenture(s) and the warrants, without the consent of the holders of the warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not prejudice the rights of the holders of outstanding warrants, as a group.

PLAN OF DISTRIBUTION

        The Company may offer and sell the Securities, separately or together, to or through one or more underwriters or dealers, purchasing as principal for public offering and sale by them, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set out the terms of the offering, including:

  •
  the name or names of any underwriters or agents;

  •
  the purchase price or prices, and form of consideration for, the Securities;

  •
  the proceeds to the Company from the sale of the Securities;

  •
  any underwriting discounts or commissions and other items constituting underwriters' compensation;

  •
  any delayed delivery arrangements; and

  •
  any securities exchanges on which the Securities may be listed.

        A Prospectus Supplement may also provide that the Securities sold thereunder will be "flow-through" securities.

        The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The price at which the Securities may be offered may vary as between purchasers and during the distribution period. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

        Underwriters, dealers and agents that participate in the distribution of the Securities may be entitled under one or more agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under Canadian and U.S. securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

        Unless otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters or dealers, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

EXPERTS

        The scientific and technical information in this prospectus and the documents incorporated by reference herein has been approved by the following "qualified persons" (as that term is defined in NI 43-101) (collectively, the "Qualified Persons" and each a "Qualified Person"): mineral reserves and mineral resources (other than for the Canadian Malartic mine) — Daniel Doucet, ing., Senior Corporate Director, Reserve Development; mineral reserves and mineral resources (for the Canadian Malartic mine) — Donald Gervais, P.Geo., Director of Technical Services at Canadian Malartic Corporation; environmental — Louise Grondin, P.Eng., Senior Vice-President, Environment and Sustainable Development; mining operations, Southern Business — Tim Haldane P.Eng., Senior Vice-President, Operations — USA & Latin America; metallurgy — Paul Cousin, ing., Vice-President, Metallurgy; and mining operations, Northern Business — Christian Provencher, ing., Vice-President, Canada. None of the foregoing Qualified Persons has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company. At the date each of the Qualified Persons approved the information relating to the Company's mineral properties contained in this prospectus or incorporated by reference herein, and at all times since the date of such approval until the date of this prospectus, each Qualified Person beneficially owned, directly or indirectly, less than one percent of the securities of the Company.

        The auditors of the Company are Ernst & Young LLP, Chartered Professional Accountants, Licensed Public Accountants, of Toronto, Ontario. Ernst & Young LLP, Chartered Professional Accountants, report that they are independent of the Company in accordance with the Rules of Professional Conduct of the Institute of Chartered Professional Accountants of Ontario and in accordance with the applicable rules and regulations of the SEC and the Public Company Accounting Oversight Board. Ernst & Young LLP is registered with the Public Company Accounting Oversight Board. The audited consolidated financial statements of the Company as at December 31, 2014, December 31, 2013, and January 1, 2013, and for each of the years in the two-year period ended December 31, 2014, as well as the Company's internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP as set forth in its respective reports thereon and are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

        Certain legal matters in connection with the Securities offered hereby will be passed on for the Company by Davies Ward Phillips & Vineberg LLP, Toronto, Ontario and New York, New York. At the date hereof, partners and associates of Davies Ward Phillips & Vineberg LLP own beneficially, directly or indirectly, less than one percent of any securities of the Company or any associate or affiliate of the Company.

DOCUMENTS INCORPORATED BY REFERENCE

        The following documents filed with the securities commissions or similar authorities in each of the provinces of Canada are specifically incorporated by reference in, and form an integral part of, this prospectus:

  (a)
  the AIF;

  (b)
  the annual audited consolidated financial statements of the Company comprised of the consolidated balance sheets of the Company as at December 31, 2014, December 31, 2013 and January 1, 2013 and the related consolidated statements of income and comprehensive income, equity and cash flows for the years ended December 31, 2014 and December 31, 2013, together with the notes thereto and the auditors' report thereon dated March 25, 2015, filed on SEDAR on March 25, 2015;

  (c)
  management's discussion and analysis of financial condition and results of operations of the Company for the year ended December 31, 2014, filed on SEDAR on March 25, 2015;

  (d)
  the management information circular prepared in connection with the Company's annual and special meeting of shareholders held on May 1, 2015, filed on SEDAR on March 25, 2015;

  (e)
  the condensed interim unaudited consolidated financial statements of the Company comprised of the consolidated balance sheets of the Company as at June 30, 2015 and December 31, 2014 and the related consolidated statements of income and comprehensive income, equity and cash flows for the three and six months ended June 30, 2015 and 2014, together with the notes thereto, filed on SEDAR on August 12, 2015;

  (f)
  management's discussion and analysis of financial condition and results of operations of the Company for the three and six months ended June 30, 2015, filed on SEDAR on August 12, 2015; and

  (g)
  the business acquisition report of the Company dated August 22, 2014 prepared in connection with the joint acquisition by the Company and Yamana of all of the issued and outstanding shares of Osisko Mining Corporation, filed on SEDAR on August 22, 2014.

        All documents of the type referred to above, and any material change report (excluding confidential material change reports), filed by the Company with any securities commission or similar regulatory authority in Canada subsequent to the date of this prospectus and prior to the termination of any distribution under this prospectus shall be deemed to be incorporated by reference into this prospectus.

        To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F or Form 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 of which this prospectus forms a part. In addition, the Company may incorporate by reference into this prospectus documents that it files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), if and to the extent expressly provided therein.

        Upon a new annual information form and the related annual audited consolidated financial statements being filed by the Company with, and where required, accepted by, the Canadian securities regulatory authorities during the currency of this prospectus, the previous annual information form, the previous annual audited consolidated financial statements and all interim unaudited financial statements (including management's discussion and analysis of financial condition and results of operations in the quarterly reports for such periods), material change reports and management information circulars filed prior to the commencement of the Company's financial year in which the new annual information form is filed shall be deemed no longer to be incorporated by reference in this prospectus for purposes of future offers and sales of Securities hereunder.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        Information has been incorporated by reference in this short form base shelf prospectus from documents filed with the securities regulatory authorities in each of the provinces of Canada and the SEC. Copies of the documents incorporated by reference herein may be obtained on request without charge from the Corporate Secretary, Agnico Eagle Mines Limited, 145 King Street East, Suite 400, Toronto, Ontario, Canada M5C 2Y7 (telephone (416) 947-1212), and are also available electronically at www.sedar.com and www.sec.gov.

        A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this prospectus and shall be deemed to be incorporated by reference into this prospectus as of the date of such Prospectus Supplement solely for the purposes of the offering of the Securities covered by that Prospectus Supplement.

AVAILABLE INFORMATION

        The Company has filed with the SEC a registration statement on Form F-10 under the United States Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Securities offered in this prospectus, reference is made to the registration statement and to the schedules and exhibits filed therewith. Statements contained in this prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed and exhibits to the registration statement. Each such statement is qualified in its entirety by such reference.

        The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. Under a multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Any information filed with the SEC can be read and copied at prescribed rates at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330 or by accessing its website at www.sec.gov. Some of the documents the Company files with or furnishes to the SEC are electronically available from the SEC's Electronic Document Gathering and Retrieval System, which is commonly known by the acronym "EDGAR", and may be accessed at www.sec.gov.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

        The Company is incorporated under the laws of the Province of Ontario, Canada. The majority of the Company's directors and officers and the experts named in this prospectus are residents of Canada. Also, almost all of the Company's assets and the assets of these persons are located outside of the United States. As a result, it may be difficult for shareholders to initiate a lawsuit within the United States against these non-U.S. residents, or to enforce U.S. judgments against the Company or these persons. The Company's Canadian counsel has advised the Company that a monetary judgment of a U.S. court predicated solely upon the civil liability provisions of U.S. federal securities laws would likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. The Company cannot provide assurance that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon the civil liability provisions of U.S. federal securities laws.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

        Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal adviser.

        In an offering of warrants or convertible debt securities, original purchasers will have a contractual right of rescission against the Company in respect of the exercise or conversion of such warrants or convertible debt securities. The contractual right of rescission will entitle such original purchasers to receive from the Company, upon surrender of the underlying securities acquired upon the exercise or conversion of such warrants or convertible debt securities, the amount paid for the warrants or convertible debt securities (and any additional amount paid upon exercise or conversion), in the event that this prospectus, the applicable Prospectus Supplement or any amendment contains a misrepresentation, provided that: (i) the exercise or conversion takes place within 180 days of the date of the purchase of the warrants or convertible debt securities under this prospectus and the applicable Prospectus Supplement; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of the warrants or convertible debt securities under this prospectus and the applicable Prospectus Supplement. This contractual right of rescission will be consistent with the statutory right of rescission described under section 130 of the Securities Act (Ontario), and is in addition to any other right or remedy available to original purchasers under Section 130 of the Securities Act (Ontario) or otherwise at law.

        Purchasers of warrants or convertible debt securities are cautioned that the statutory right of action for damages for a misrepresentation contained in the prospectus is limited, in certain provincial securities legislation, to the price at which the warrants or convertible debt securities are offered to the public under the prospectus offering. This means that, under the securities legislation of certain provinces, if the purchaser pays additional amounts upon exercise or conversion of the security, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of this right of action for damages or consult with a legal adviser.

 DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents referred to under "Documents Incorporated by Reference"; the consent of Ernst & Young LLP; the consent of each of the Qualified Persons; the powers of attorney from the Company's directors and officers; and the form of indenture relating to the debt securities that may be issued under this prospectus.

 PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

INDEMNIFICATION

        Under the Business Corporation Act (Ontario), the Registrant may indemnify a present or former director or officer or person who acts or acted at the Registrant's request as a director or officer of another corporation of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of the Registrant or such other corporation on condition that (i) the director or officer acted honestly and in good faith with a view to the best interests of the Registrant and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Further, the Registrant may, with court approval, indemnify a person described above in respect of an action by or on behalf of the Registrant to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the Registrant, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils conditions (i) and (ii) above. A director is entitled to indemnification from the Registrant as a matter of right if he was substantially successful on the merits in his defense and fulfilled conditions (i) and (ii) above.

        In accordance with the Business Corporation Act (Ontario), the by-laws of the Registrant indemnify a director or officer, a former director or officer, or a person who acts or acted at a Registrant's request as a director or officer of a corporation in which the Registrant is or was a shareholder or creditor against any and all losses and expenses reasonably incurred by him in respect of any civil, criminal, administrative action or proceeding to which he was made a party by reason of being or having been a director or officer of the Registrant or other corporation if he acted honestly and in good faith with a view to the best interests of the Registrant, or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

        A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the Business Corporation Act (Ontario).

        Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy in the United States as expressed in the Securities Act and is therefore unenforceable.

II-1

 EXHIBITS

        The following exhibits have been filed as part of the Registration Statement:

Exhibit No.	Description
4.1	Registrant's annual information form for the year ended December 31, 2014, incorporated herein by reference to the Registrant's Annual Report on Form 40-F filed with the U.S. Securities and Exchange Commission (the "Commission") on March 26, 2015 (the "2014 Annual Report") (File no. 001-13422)
4.2

Annual audited consolidated financial statements of the Company comprised of the consolidated balance sheets of the Company as at December 31, 2014, December 31, 2013 and January 1, 2013 and the related consolidated statements of income and comprehensive income, equity and cash flows for the years ended December 31, 2014 and December 31, 2013, together with the notes thereto and the auditors' report thereon dated March 25, 2015, incorporated herein by reference to the 2014 Annual Report (File no. 001-13422)

4.3

Management's discussion and analysis of financial condition and results of operation of the Registrant for the year ended December 31, 2014, incorporated herein by reference to the 2014 Annual Report (File no. 001-13422)

4.4

Management Information Circular prepared in connection with the Registrant's annual and special meeting of shareholders on May 1, 2015, incorporated herein by reference to the Registrant's Report on Form 6-K furnished to the Commission on March 27, 2015 (File no. 001-13422)

4.5

Condensed interim unaudited consolidated financial statements of the Registrant comprised of the consolidated balance sheets of the Registrant as at June 30, 2015 and December 31, 2014 and the related consolidated statements of income and comprehensive income, equity and cash flows for the three and six months ended June 30, 2015 and 2014, together with the notes thereto, incorporated herein by reference to the Registrant's Report on Form 6-K furnished to the Commission on August 12, 2015 (the "2015 Q2 Financial Statements") (File no. 001-13422)

4.6

Management's discussion and analysis of financial condition and results of operations of the Registrant for the three and six months ended June 30, 2015, incorporated herein by reference to the 2015 Q2 Financial Statements (File no. 001-13422)

4.7

Business acquisition report of the Registrant dated August 22, 2014 prepared in connection with the joint acquisition by the Registrant and Yamana Gold Inc. of all of the issued and outstanding shares of Osisko Mining Corporation, incorporated herein by reference to the Registrant's Report on Form 6-K furnished to the Commission on August 22, 2014 (File no. 001-13422)

5.1	Consent of Daniel Doucet
5.2	Consent of Donald Gervais
5.3	Consent of Louise Grondin
5.4	Consent of Tim Haldane
5.5	Consent of Paul Cousin
5.6	Consent of Christian Provencher
5.7	Consent of Ernst & Young LLP
6.1	Powers of Attorney, included on the signature page of this Registration Statement*
7.1

Form of Indenture, incorporated herein by reference to Exhibit 7.1 to Amendment No. 1 to the Registrant's Registration Statement on Form F-10 filed with the Commission on November 8, 2002 (File no. 333-100902)

*
Previously filed

II-2

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

        (a)    The Registrant previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

        (b)    Any change to the name or address of the Registrant's agent for service of process shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Province of Ontario, Country of Canada, on September 4, 2015.

AGNICO EAGLE MINES LIMITED
By:	/s/ DAVID SMITH Name: David Smith Title: Senior Vice-President, Finance and
Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on September 4, 2015.

Name	Title

* Sean Boyd	Vice-Chairman and Chief Executive Officer (Principal Executive Officer)
* Ammar Al-Joundi	President
/s/ DAVID SMITH David Smith	Senior Vice-President, Finance and Chief Financial Officer (Principal Financial Officer)
* Matthew Cook	Vice-President, Controller (Principal Accounting Officer)
* James D. Nasso	Chairman of the Board
* Leanne M. Baker	Director
* Mel Leiderman	Director
* Howard R. Stockford	Director
* Pertti Voutilainen	Director
* J. Merfyn Roberts	Director

III-2

Name		Title

* Martine A. Celej		Director
* Robert J. Gemmell		Director
* Sean Riley		Director
* Deborah McCombe		Director
* Jamie Sokalsky		Director
*By	/s/ DAVID SMITH David Smith Attorney-in-Fact

III-3

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Amendment No. 1 to the Registration Statement, solely in the capacity of the duly authorized representative of Agnico Eagle Mines Limited in the United States, on this 4th day of September, 2015.

/s/ LEANNE M. BAKER Leanne M. Baker Director

 EXHIBIT INDEX

Exhibit No.	Description
4.1	Registrant's annual information form for the year ended December 31, 2014, incorporated herein by reference to the Registrant's Annual Report on Form 40-F filed with the U.S. Securities and Exchange Commission (the "Commission") on March 26, 2015 (the "2014 Annual Report") (File no. 001-13422)
4.2

Annual audited consolidated financial statements of the Company comprised of the consolidated balance sheets of the Company as at December 31, 2014, December 31, 2013 and January 1, 2013 and the related consolidated statements of income and comprehensive income, equity and cash flows for the years ended December 31, 2014 and December 31, 2013, together with the notes thereto and the auditors' report thereon dated March 25, 2015, incorporated herein by reference to the 2014 Annual Report (File no. 001-13422)

4.3

Management's discussion and analysis of financial condition and results of operation of the Registrant for the year ended December 31, 2014, incorporated herein by reference to the 2014 Annual Report (File no. 001-13422)

4.4

Management Information Circular prepared in connection with the Registrant's annual and special meeting of shareholders on May 1, 2015, incorporated herein by reference to the Registrant's Report on Form 6-K furnished to the Commission on March 27, 2015 (File no. 001-13422)

4.5

Condensed interim unaudited consolidated financial statements of the Registrant comprised of the consolidated balance sheets of the Registrant as at June 30, 2015 and December 31, 2014 and the related consolidated statements of income and comprehensive income, equity and cash flows for the three and six months ended June 30, 2015 and 2014, together with the notes thereto, incorporated herein by reference to the Registrant's Report on Form 6-K furnished to the Commission on August 12, 2015 (the "2015 Q2 Financial Statements") (File no. 001-13422)

4.6

Management's discussion and analysis of financial condition and results of operations of the Registrant for the three and six months ended June 30, 2015, incorporated herein by reference to the 2015 Q2 Financial Statements (File no. 001-13422)

4.7

Business acquisition report of the Registrant dated August 22, 2014 prepared in connection with the joint acquisition by the Registrant and Yamana Gold Inc. of all of the issued and outstanding shares of Osisko Mining Corporation, incorporated herein by reference to the Registrant's Report on Form 6-K furnished to the Commission on August 22, 2014 (File no. 001-13422)

5.1	Consent of Daniel Doucet
5.2	Consent of Donald Gervais
5.3	Consent of Louise Grondin
5.4	Consent of Tim Haldane
5.5	Consent of Paul Cousin
5.6	Consent of Christian Provencher
5.7	Consent of Ernst & Young LLP
6.1	Powers of Attorney, included on the signature page of this Registration Statement*
7.1

Form of Indenture, incorporated herein by reference to Exhibit 7.1 to Amendment No. 1 to the Registrant's Registration Statement on Form F-10 filed with the Commission on November 8, 2002 (File no. 333-100902)

*
Previously filed